UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 9, 2008

SEMGROUP ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Two Warren Place 6120 South Yale Avenue, Suite 500 Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (918) 524-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 8.01.	Other Events.

As previously disclosed in Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2008 and July 24, 2008, SemGroup, L.P. (“Parent”) and certain of its subsidiaries filed voluntary petitions (the “Bankruptcy Filings”) for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 08-11547-BLS, on July 22, 2008.    None of SemGroup Energy Partners, L.P. (the “Partnership”), its general partner, the subsidiaries of the Partnership nor the subsidiaries of the general partner were party to the Bankruptcy Filings.  However, the Partnership and its subsidiaries are party to various agreements with Parent and its subsidiaries, including subsidiaries that are debtors in the Bankruptcy Filings.  Under a Throughput Agreement, the Partnership provides certain crude oil gathering, transportation, terminalling and storage services to a subsidiary of Parent that is a debtor in the Bankruptcy Filings.  Under a Terminalling and Storage Agreement, the Partnership provides certain liquid asphalt cement terminalling and storage services to a subsidiary of Parent that is a debtor in the Bankruptcy Filings.  In addition, the Partnership is party to an Amended and Restated Omnibus Agreement with Parent whereby Parent operates the Partnership’s assets and performs other administrative services for the Partnership such as accounting, legal, regulatory, development, finance, land and engineering.  Parent’s obligation to provide such services under the Amended and Restated Omnibus Agreement terminated in connection with a change of control of the Partnership’s general partner as disclosed in a Current Report on Form 8-K filed with the SEC on July 24, 2008.

On September 9, 2008, an order was entered relating to the settlement of certain matters between the Partnership and the Parent (the “Order”) in the Bankruptcy Filings.  Among other things, the Order provides that (i) Parent shall directly pay any utility costs attributable to the operations of Parent at certain shared facilities, and Parent will pay the Partnership for past utility cost reimbursements that are due from Parent; (ii) commencing on September 15, 2008, payments under the Terminalling and Storage Agreement shall be netted against amounts due under the Amended Omnibus Agreement and shall be made on the 15th day of each month for the prior month (with a three business-day grace period); (iii) Parent will provide the Partnership with a letter of credit in the amount of approximately $4.9 million to secure Parent’s postpetition obligations under the Terminalling and Storage Agreement; (iv) Parent will make payments under the Throughput Agreement for the month of August on September 15, 2008 (with a three business-day grace period) based upon the monthly contract minimums in the Throughput Agreement and netted against amounts due under the Amended Omnibus Agreement; (v) Parent will make Payments under the Throughput Agreement for the months of September and October on October 15, 2008 (with a three business-day grace period) and November 15, 2008 (with a three business-day grace period), respectively, or three business days after amounts due are determined and documentation therefore has been provided and exchanged based upon actual volumes for each such month and at a rate equal to the average rate charged by the Partnership to third-party shippers in the same geographical area, with any such amounts netted against amounts due under the Amended Omnibus Agreement; (vi) the parties will reevaluate the Throughput Agreement and the payment terms with respect to services provided after October 2008; (vii) representatives of Parent and the Partnership will meet to discuss the transition to the Partnership of certain of Parent’s employees necessary to maintain the Partnership’s business, and pending agreement between the parties, Parent shall continue to provide services in accordance with the Amended Omnibus Agreement through at least November 30, 2008; (viii) Parent will consent to an order relating a third-party storage contract which shall provide that the Partnership is the rightful owner of the rights in and to a certain third-party storage agreement and the corresponding amounts due thereunder; and (ix) the Partnership will enter into a specified lease with Parent to permit Parent to construct a pipeline.  A copy of the Order is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NUMBER		DESCRIPTION

99.1	—
Agreed Order of the United States Bankruptcy Court for the District of Delaware Regarding Motion by SemGroup Energy Partners, L.P. (i) to Compel Debtors to Provide Adequate Protection and (ii) to Modify the Automatic Stay.

99.2	—	Press Release dated September 9, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP ENERGY PARTNERS, L.P.

By:  SemGroup Energy Partners G.P., L.L.C.
        its General Partner

Date:  September 9, 2008                                                                           By:  /s/ Alex G. Stallings
Alex G. Stallings
Chief Accounting Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

99.1	—
Agreed Order of the United States Bankruptcy Court for the District of Delaware Regarding Motion by SemGroup Energy Partners, L.P. (i) to Compel Debtors to Provide Adequate Protection and (ii) to Modify the Automatic Stay.

99.2	—	Press Release dated September 9, 2008.